Exhibit 99.1

Acquisition of Fusion Pharmaceuticals Completed

HAMILTON, ON and BOSTON, June 4, 2024 /PRNewswire/ — Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radioconjugates (RCs), announced the successful completion of the acquisition of all of the issued and outstanding shares of Fusion by a wholly-owned subsidiary of AstraZeneca AB by way of a statutory plan of arrangement under section 192 of the Canada Business Corporations Act, referred to as the Arrangement. The Arrangement marks a major step forward in AstraZeneca delivering on its ambition to transform cancer treatment and outcomes for patients by replacing traditional regimens like chemotherapy and radiotherapy with more targeted treatments.

The Arrangement complements AstraZeneca’s leading oncology portfolio with the addition of the Fusion pipeline of RCs, including their most advanced program, FPI-2265, a potential new treatment for patients with metastatic castration-resistant prostate cancer (mCRPC), and brings new expertise and pioneering R&D, manufacturing and supply chain capabilities in actinium-based RCs to AstraZeneca. The Arrangement is also expected to strengthen AstraZeneca’s presence in and commitment to Canada.

As a result of the Arrangement, Fusion has become a wholly owned subsidiary of AstraZeneca, with operations continuing in Canada and the US. Fusion shares will be delisted from the Nasdaq Stock Market and deregistered under the U.S. Securities Exchange Act of 1934. Fusion has submitted an application to cease to be a reporting issuer under applicable Canadian securities laws and to otherwise terminate Fusion’s Canadian public reporting requirements.

Financial Considerations

Under the terms of the definitive agreement, AstraZeneca, through a subsidiary, has acquired all of Fusion’s outstanding shares pursuant to the Arrangement for a price of $21.00 per share in cash at closing plus a non-transferable contingent value right of $3.00 per share in cash payable upon the achievement of a specified regulatory milestone prior to August 31, 2029. Combined, the upfront payment and maximum potential contingent value payment, if achieved, represent a transaction value of approximately $2.4 billion. As part of the Arrangement, AstraZeneca acquired the cash, cash equivalents and short-term investments on Fusion’s balance sheet, which totaled $211 million as of March 31, 2024.

The upfront consideration has been provided to Equiniti Trust Company, LLC, as depositary under the Arrangement, and, along with the contingent value rights, will be delivered to former securityholders (as applicable) of Fusion as soon as practicable on or after the date hereof.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation RCs. Fusion connects alpha particle emitting isotopes to various targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s clinical-stage development portfolio includes lead program, FPI-2265, targeting PSMA for mCRPC and novel RCs targeting solid tumors. Fusion has a fully operational Good Manufacturing Practice compliant state-of-the-art radiopharmaceutical manufacturing facility to meet supply demand for Fusion’s growing pipeline of radioconjugates.

Forward Looking Information

To the extent any statements made in this communication contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”). Certain statements in this communication may constitute forward-looking statements, which reflect the expectations of Fusion’s management. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements.

Fusion’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors including but not limited to risks related to the ability of Fusion to meet the regulatory milestone, the response of business partners and competitors to the completion of the Arrangement, and/or potential difficulties in employee retention as a result of the Arrangement; and the failure to realize the expected benefits of the

Arrangement. Please also refer to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-looking Information” in Fusion’s Annual Report on Form 10-K for the year ended December 31, 2023, with the U.S. Securities Exchange Commission (“SEC”), each as updated by Fusion’s continuous disclosure filings, and the factors discussed under “Risk Factors” in the Management Information Circular and Proxy Statement dated April 25, 2024, all of which are available at www.sedarplus.ca.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. All forward-looking statements herein are qualified in their entirety by its cautionary statement and are made as of the date of this document. Fusion disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Notes

Radioconjugates in oncology

RCs combine the precise targeting of antibodies, small molecules or peptides with potent medical radioisotopes to deliver radiation directly to cancer cells. By seeking out cancer cells, RCs provide a more precise mechanism of cancer cell killing compared with traditional radiation therapy, with the goal of improving efficacy while minimizing toxicity on healthy cells. RCs are administered via systemic delivery, which enables their use in tumour types not accessible to external beam radiation and the targeting of cancer cells that have spread from the main tumour to other sites in the body.

About FPI-2265

FPI-2265 is an actinium-225 based PSMA-targeting RC for mCRPC, currently in a Phase II trial.

Actinium-225 emits alpha particles and holds the promise of being a next-generation radioisotope in cancer treatment. By delivering a greater radiation dose over a shorter distance, alpha particles such as actinium-225 have the potential for more potent cancer cell killing, and targeted delivery, thereby minimizing damage to surrounding healthy tissue.

For further information: Amanda Cray, Senior Director of Investor Relations & Corporate Communications, 617-967-0207, cray@fusionpharma.com